EXHIBIT 99
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December 5, 2005

FOR IMMEDIATE RELEASE:


CONTACT:
     Trent Troyer, President
     FFD Financial Corporation
     321 North Wooster Avenue
     Dover, Ohio 44622-0038
     (330) 364-7777


                  FFD Financial Corporation Responds to Ancora


DOVER, OHIO - FFD Financial Corporation, parent company of First Federal Community Bank, announced today that it has responded to Ancora Advisors, LLC and the members of its filing group, regarding the views expressed in their
Schedule 13D filed recently with the Securities and Exchange Commission. In a letter to Ancora dated December 5, 2005, a copy of which is included with this release, FFD's Board of Directors advised that it has determined that it is not presently in the best interests of FFD's shareholders, or its employees and the customers and communities it serves, to pursue a sale of the company. According to Schedule 13D, as amended, filed with the SEC, Ancora and the members if its group, own 109,034 shares of FFD, which they began acquiring in September 2005.

FFD's President and Chief Executive Officer, Trent B. Troyer, commented, "During the past few years, we have spent considerable time, effort and resources building a management team, improving our technology, opening new branches and loan production offices and developing a business plan that would carry our company into the future. We are now beginning to see the benefits of these infrastructure investments in facilitating the company's growth. The Board believes that the company is best served by continuing to implement its business plan, which focuses on serving Tuscarawas County and the surrounding areas as an independent community bank."

FFD Financial Corporation is traded on the NASDAQ Capital Market under the symbol FFDF. First Federal Community Bank has full service offices in downtown Dover, downtown New Philadelphia, on the Boulevard in Dover, and loan production offices in Coshocton and Sugarcreek, Ohio. The Corporation maintains an interactive web site at www.onlinefirstfed.com.
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                            FFD Financial Corporation

                            TELEPHONE (330) 364-7777
                            FACSIMILE (330) 364-7779

             321 North Wooster Avenue P.O. BOX 38 DOVER, OHIO 44622


December 5, 2005

Mr. Richard A. Barone, Chairman & Portfolio Manager
Mr. Fred Disanto, Managing Partner
Ancora Advisors, LLC
One Chagrin Highlands
2000 Auburn Drive, #420
Cleveland, OH 44122
VIA FACSIMILE & FEDERAL EXPRESS

Gentlemen:

      I am responding to your letter dated November 7, 2005.

      We appreciate the compliments you extend for the results of operations of FFD Financial Corporation ("FFD" or the "Company") and the capabilities of our chief executive officer, Trent Troyer. The board of directors shares your assessment of Trent's capabilities. We are proud of Trent and our entire management team. The positive results that the Company has achieved under their leadership demonstrate that our confidence is well-placed. We do not, however, share your conclusion that it is in the best interest of all shareholders to sell the Company.

      You assert in your letter that "operating under the current business model, the Company will never achieve more than modest profitability at best". It is difficult to respond to such a subjective statement, but let me try. We recently engaged an independent investment banking firm with significant expertise in the financial services industry to review our past performance and help our board assess the Company's future prospects. When compared against a peer group consisting of all thrift institutions in Midwestern states with assets between $100 million and $250 million, the investment banker noted the following:

      o FFD's return on assets for the 12 months ended September 30, 2005 was 83 basis points, compared to the median of 67 basis points for the peer group.

      o Our return on average equity was 6.94% for the September 30, 2005 12-month period, compared to 6.40% for the peer group. Considering that our capital to assets ratio exceeds the peer group, our ROE compares very favorably. We will continue our efforts to achieve a more efficient capital to assets ratio, recognizing the important relationship between that ratio and the return on equity measure.

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      o     Our net interest margin of 3.55% exceeds the peer group median of
            3.26%. In fact, there are only four companies out of the 18 in the peer group which have a higher net interest margin for the 12 months ended September 30, 2005. Our favorable net interest margin reflects our efforts to change the composition of our loan portfolio by pursuing growth in higher-yielding nonresidential real estate and commercial loans. Since June 30, 2002, we have increased nonresidential real estate loans as a percent of our total loan portfolio from 23.1% to 31.9%, while reducing the size of our one- to four-family portfolio from 59.9% to 45.4% of total loans.

      o We have an asset sensitive balance sheet, making us well positioned for earnings growth in a rising interest rate environment.

      In the context of our performance relative to our peer group on the key measures discussed above, your reference to "the current business model" suggests that perhaps you do not favor the independent community bank model per se. I cannot speak to the viability of the community bank model in a regional banking center such as Cleveland, where you are located, but I can address the opportunities for an independent community bank in Tuscarawas and contiguous counties. The business owners on our board of directors understand the banking needs of the local businesses we serve. They also understand how small and medium-size businesses in our community do not always fit comfortably into the business model of the large commercial banks in our market area. Our employees and directors frequently hear from our customers how our larger competitors, perhaps the very companies that you describe as being better positioned than FFD to "take advantage of untapped opportunities in the New Philadelphia/Dover area," are not sufficiently responsive to the needs of many of the businesses in the communities we serve.

      The board of directors of FFD understands fully our duties to act in the best interests of the corporation. As directors of an Ohio corporation, acting in the best interests of the corporation means that we must, of course, consider the interests of our shareholders. Through asset growth, earnings growth, capital management strategies such as stock repurchases, and a history of dividend growth, we have served our shareholders well. We are confident that we have a business plan that will continue to serve our shareholders well. The standards that guide directors under Ohio law speak to the long-term as well as short-term interests of the shareholders, recognizing that those interests "may be best served by the continued independence" of the Company. Those standards also permit us to consider the interests of FFD's employees and customers, as well as community and societal considerations. We believe that all of these interests are well-served at this time by the independence of FFD and First Federal Community Bank.

      We also recognize that the interests of our shareholders, our employees, our customers and our community are not necessarily competing interests. To the contrary, they overlap in many important ways. First Federal Community Bank has served Tuscarawas County since 1898. We converted to a stock company in 1996, through an offering process that focused on our customers and community members becoming our shareholders. Many of our shareholders today are also our banking customers, and many of our shareholders have owned their FFD shares since our 1996 initial public offering. Through our employee stock ownership plan and other stock

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benefit plans, many of our employees are also our shareholders. We believe those shareholders are more focused on the long-term future of FFD than short-term returns.

      In your letter you ask that we add Mr. Disanto to our board of directors. A little more than a month ago, the shareholders of FFD elected directors for the next year. The five directors who now serve on the board were each re-elected by at least 95% of the votes cast at the annual meeting. With our shareholders having spoken so recently and so clearly on the composition of our board, we see no need to make a change at this time.

      Because your letter was made a matter of public record through your
Schedule 13D filing, it is important to FFD that our shareholders and the investment community have the benefit of our response. Accordingly, we intend to issue a press release that will include the letter as an attachment, and we will file the release and the letter with the Securities and Exchange Commission on Form 8-K.

      We welcome you as a new shareholder of FFD, and we thank you for sharing your views with us.

                                                     Sincerely,

                                                     /s/ E. L. Loader

                                                     E. L. Loader
                                                     Chairman of the Board